EXHIBIT 10.3
April 23, 2009
Mr. Warren Rustand
Chairman of the Board
TLCVision Corporation
16305 Swingley Ridge Road, Ste. 300
Chesterfield, MO 63017
Dear Warren:
This letter agreement (the “Agreement”) serves as an addendum to the letter agreement between Conway, Del Genio, Gries & Co., LLC (“CDG”) and TLCVision Corporation (the “Company”), dated February 16, 2009 (the “Original Agreement”). Except to the extent specifically modified by this Agreement, the Original Agreement shall remain in full force and effect, and all references in the Original Agreement to this engagement and this Agreement (and words of similar meaning) shall include the terms and conditions of this Agreement and the services provided by CDG hereunder.
A. Scope of Services
The Company has requested, and CDG and the Company agree that, commencing on April 23, 2009, CDG’s scope of services shall be expanded to include the following:
1.	Make Michael F. Gries available to serve as the Chief Restructuring Officer of the Company;

2.	Serve as the principal contact with the Company’s creditors with respect to the Company’s financial and operational matters;

3.	Assist management with the development and implementation of the Company’s restructuring plan, and in connection with negotiations with the various stakeholders; and

4.	Identify areas for cost reduction and other operations improvement opportunities.
B. Fees
In Section B.I., the reference to the Monthly Fee for Month 3 and each month thereafter until terminated is hereby increased from $150,000 to $175,000, commencing with the date hereof.
C. Insurance
The Company’s Directors and Officers insurance policy includes any past, present or future officer or director of the Company as an “Insured Person” under the policy and the Company’s employment practices policy includes any individuals who are or were owners, partners, employees, directors or officers of the Company as an “Insured” under the policy (collectively, the “Policies”). A true, correct, and complete copy of the Company’s current Directors and Officers liability insurance shall be promptly furnished to CDG. The Company represents that the premiums associated with the Policies have been paid in full and that no notice of termination or conversion has been received with respect to the Policies. The Company shall use commercially reasonable efforts to maintain directors and officers liability insurance coverage of not less than $15,000,000 and otherwise comparable as to premiums, terms and amounts as that provided under the Policies during the term of this Agreement, with any replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than the present insurer.

D. Miscellaneous
Except to the extent amended or supplemented herein, the terms of the Original Letter shall remain in full force and effect.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
This Agreement is important to us and we appreciate the opportunity to serve you. If you are in agreement with the terms set forth herein, please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning this letter.

Very truly yours, Conway, Del Genio, Gries & Co., LLC
By: /s/ Michael F. Gries

Consented and Agreed to:

TLCVision Corporation

By: /s/ Brian Andrew General Counsel and Secretary